Exhibit 99.1
PLUMAS BANCORP REPORTS SECOND QUARTER
AND YEAR TO DATE EARNINGS
QUINCY, California, July 16, 2008 — Plumas Bancorp, (NasdaqCM: PLBC), a bank holding company and the parent company of Plumas Bank, today announced earnings of $697 thousand ($0.14 per diluted share) for the second quarter ended June 30, 2008. This represents a decline of $437 thousand or 39% from the $1.1 million ($0.23 per diluted share) earned during the quarter ended June 30, 2007. For the six months ended June 30, 2008 net income was $1.3 million. This represents a decline of $809 thousand or 39% from the $2.1 million earned during the same period in the prior year. Diluted earnings per share were $0.26 and $0.41 during the six-month periods ended June 30, 2008 and 2007, respectively.
The decline in earnings during the second quarter of 2008 as compared to the second quarter of 2007 is primarily related to a decline in net interest income of $294 thousand and an increase of $345 thousand in the provision for loan losses. The decline in net interest income is related to both a decline in market interest rates, as a result of the greater impact that the 325 basis points decline in interest rates by the Federal Reserve Bank since September 2007 has had on interest earning assets compared to interest bearing liabilities, and a decline in the level of our average interest-earning assets. We continue to face a challenging economic environment and, while manageable, have experienced an increase in the levels of nonperforming assets and loans and an increase in the level of net charge-offs. In response, we increased our provision for loan losses. The allowance for loan losses as a percentage of total loans increased from 1.17% at June 30, 2007 to 1.25% at June 30, 2008.
For the comparable six month periods the decline in earnings is consistent with the second quarter activity and primarily relates to a reduction in net interest income of $793 thousand and an increase in the loan loss provision of $615 thousand.
Douglas N. Biddle, president and chief executive officer remarked, “A highlight for the quarter was our ability to quickly adapt to the declining interest rate environment. We were able to reprice a significant portion of our deposit liabilities resulting in a net interest margin of 5.15% compared to a net interest margin of 4.96% during the first quarter of 2008 and 5.14% during the second quarter of 2007. We were also pleased with our efforts to generate increasing levels of non-interest income, which increased by $95 thousand during the second quarter as a result of increased service charge income and the expansion of our government-guaranteed lending activities.”
He continued, “Construction on our Redding, California branch is nearing completion and we expect to open this branch by the end of this month. Located in Redding’s commercial district, across the street from City Hall, we believe this branch will establish Plumas Bank as a serious competitor in this important market place.”

Biddle concluded, “We paid a $0.16 semi-annual cash dividend on May 16, 2008. This represents a 7% increase from the $0.15 semi-annual dividend paid on May 14, 2007. In addition, we have been active in repurchasing shares of Plumas Bancorp stock under our Stock Repurchase Plan. This stock buyback plan reflects our commitment to maximize shareholder value and reflects our confidence in the future of the Company.”
Shareholders’ Equity Growth
Shareholders’ equity increased $424 thousand to $36.8 million at June 30, 2008 from $36.4 million at June 30, 2007. This increase includes earnings of the Company and an increase in the unrealized fair value of our investment securities classified as available-for-sale, offset by cash dividends paid and the repurchase of the Company’s common stock. Book value per share increased 4% to $7.63 at June 30, 2008 from $7.33 at June 30, 2007. During the first six months of 2008 the Company repurchased 52,472 shares of common stock at an average cost, including commission, of $12.77 per share for a total cost of $670 thousand.
Loans and Deposits
Average loans for the quarter ending June 30, 2008 declined by $9 million or 2% to $352 million from an average of $360 million for the second quarter of 2007. During the same period, average deposits declined by $17 million to $380 million. The Company’s loan to deposit ratio increased to 95.1% at June 30, 2008 from 89.4% a year earlier.
Net Interest Income and Net Interest Margin
Net interest income before provision for loan losses totaled $5.1 million during the second quarter of 2008, a decrease of $294 thousand or 5% as compared to the quarter ended June 30, 2007. This decrease resulted from a decline in interest income of $1.2 million or 16%, mostly offset by a 41% decrease in interest expense from $2.3 million during the second quarter of 2007 to $1.3 million during the current quarter. The decline in interest income and expense is primarily related to market interest rate changes during the comparison periods. During this same period the average prime interest rate declined by 317 basis points. In addition, we have experienced a 5% decrease in our average interest-earning assets mitigated by a 7% decrease in average interest-bearing liabilities.
Net interest margin for the second quarter of 2008 was 5.15%, up slightly from 5.14% during the same quarter in 2007. The yield on average interest earning assets decreased 82 basis points to 6.48% for the quarter ended June 30, 2008 from 7.30% during the second quarter of 2007. The rate paid on average interest bearing liabilities decreased 105 basis points to 1.82% for the quarter ended June 30, 2008 from 2.87% for the second quarter of 2007.
For the six months ended June 30, 2008 net interest income before provision for loan losses totaled $10.1 million, a decline of $793 thousand from the $10.9 million earned during the second quarter of 2007. Net interest margin declined 14 basis points to 5.05% during the current six-month period from 5.19% for the same period in the prior year.

Asset Quality
Nonperforming loans at June 30, 2008 were $1.9 million, an increase of $500 thousand over the $1.4 million balance at June 30, 2007, but a decrease of $1.9 million from March 31, 2008. Nonperforming assets (which is comprised of nonperforming loans plus repossessed vehicles and foreclosed real estate) at June 30, 2008 were $4.4 million, an increase of $2.7 million over the $1.7 million balance at June 30, 2007, but a decrease of $300 thousand from March 31, 2008. Nonperforming assets includes foreclosed real estate of $2.4 million at June 30, 2008 compared to $200 thousand at June 30, 2007 and $799 thousand at March 31, 2008.
In response to the continuing decline in real estate values the Company increased its loan loss provision from $375 thousand during the six months ended June 30, 2007 to $990 thousand during the current six month period. For the three months ended June 30, 2008 the provision for loan losses totaled $470 thousand an increase of $345 thousand over the $125 thousand recorded during the second quarter of 2007.
Net charge-offs during the first six months of 2008 totaled $746 thousand, an increase of $633 thousand from the $113 thousand incurred during the six months ended June 30, 2007. Annualized net charge-offs as a percentage of average loans totaled 0.43% during the first six months of 2008 up from 0.06% for the same period in 2007.
As a result of the above the allowance for loan losses as a percentage of total loans increased from 1.17% at June 30, 2007 to 1.25% at June 30, 2008 and decreased from 1.32% at March 31, 2008. Based on an evaluation of the credit quality of the loan portfolio, delinquency trends and charge-offs we believe the allowance for loan losses at June 30, 2008 to be reasonable and adequate.

Plumas Bancorp is the holding company for Plumas Bank (NasdaqCM: PLBC). Founded in 1980, Plumas Bank is a locally owned and managed full-service community bank based in Northeastern California. The Bank operates thirteen branches located in the counties of Plumas, Lassen, Sierra, Placer, Nevada, Modoc and Shasta, and it also operates a commercial real estate lending office in Reno, Nevada. Plumas Bank offers a wide range of financial and investment services to consumers and businesses and has received nationwide Preferred Lender status with the U. S. Small Business Administration. Plumas Bank was named a Premier Bank in 2008 by The Findley Reports. Additionally, in recognition of the Company’s long history of stock performance, Plumas Bancorp was named to the Keefe, Bruyette & Woods Honor Roll for banking institutions. For more information on Plumas Bancorp and Plumas Bank, please visit our website at www.plumasbank.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Plumas Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.
Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this news release. Factors that might cause such differences include, but are not limited to: the Company’s ability to successfully execute its business plans and achieve its objectives; changes in general economic and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company’s operations or business; loss of key personnel; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies.
In addition, discussions about risks and uncertainties are set forth from time to time in the Company’s publicly available Securities and Exchange Commission filings. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

PLUMAS BANCORP
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)
(Unaudited)

	As of June 30,		Dollar	Percentage
	2008	2007	Change	Change
ASSETS
Cash and due from banks	$15,903	$16,535	$(632)	-3.8%
Federal funds sold	0	150	(150)	-100.0%
Investment securities	46,935	57,453	(10,518)	-18.3%
Loans, net of allowance for loan losses	352,502	354,815	(2,313)	-0.7%
Premises and equipment, net	15,474	15,016	458	3.1%
Intangible assets, net	908	1,187	(279)	-23.5%
Bank owned life insurance	9,594	9,615	(21)	-0.2%
Real estate and vehicles acquired through foreclosure	2,425	239	2,186	914.6%
Accrued interest receivable and other assets	9,242	8,941	301	3.4%

Total assets	$452,983	$463,951	$(10,968)	-2.4%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$375,029	$400,664	$(25,635)	-6.4%
Short-term borrowings	24,500	12,300	12,200	99.2%
Accrued interest payable and other liabilities	6,355	4,312	2,043	47.4%
Junior subordinated deferrable interest debentures	10,310	10,310	—	0.0%

Total liabilities	416,194	427,586	(11,392)	-2.7%
Shareholders’ equity	36,789	36,365	424	1.2%

Total liabilities and shareholders’ equity	$452,983	$463,951	$(10,968)	-2.4%

PLUMAS BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

			Dollar	Percentage
FOR THE THREE MONTHS ENDED JUNE 30,	2008	2007	Change	Change

Interest income	$6,453	$7,689	$(1,236)	-16.1%
Interest expense	1,329	2,271	(942)	-41.5%

Net interest income before provision for loan losses	5,124	5,418	(294)	-5.4%
Provision for loan losses	470	125	345	276.0%

Net interest income after provision for loan losses	4,654	5,293	(639)	-12.1%
Non-interest income	1,390	1,295	95	7.3%
Non-interest expenses	4,978	4,741	237	5.0%

Income before provision for income taxes	1,066	1,847	(781)	-42.3%
Provision for income taxes	369	713	(344)	-48.2%

Net income	$697	$1,134	$(437)	-38.5%

Basic earnings per share	$0.14	$0.23	$(0.09)	-39.1%

Diluted earnings per share	$0.14	$0.23	$(0.09)	-39.1%

			Dollar	Percentage
FOR THE SIX MONTHS ENDED JUNE 30,	2008	2007	Change	Change

Interest income	$13,216	$15,250	$(2,034)	-13.3%
Interest expense	3,104	4,345	(1,241)	-28.6%

Net interest income before provision for loan losses	10,112	10,905	(793)	-7.3%
Provision for loan losses	990	375	615	164.0%

Net interest income after provision for loan losses	9,122	10,530	(1,408)	-13.4%
Non-interest income	2,716	2,567	149	5.8%
Non-interest expenses	9,914	9,749	165	1.7%

Income before provision for income taxes	1,924	3,348	(1,424)	-42.5%
Provision for income taxes	651	1,266	(615)	-48.6%

Net income	$1,273	$2,082	$(809)	-38.9%

Basic earnings per share	$0.26	$0.42	$(0.16)	-38.1%

Diluted earnings per share	$0.26	$0.41	$(0.15)	-36.6%

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(In thousands, except per share data)
(Unaudited)

	June 30,
	2008	2007
QUARTERLY AVERAGE BALANCES
Assets	$444,495	$467,516
Earning assets	$400,300	$422,540
Loans	$351,679	$360,240
Deposits	$380,048	$397,348
Equity	$37,219	$36,626

CREDIT QUALITY DATA
Allowance for loan losses	$4,455	$4,179
Allowance for loan losses as a percentage of total loans	1.25%	1.17%
Nonperforming loans	$1,946	$1,446
Nonperforming assets	$4,371	$1,685
Nonperforming loans as a percentage of total loans	0.55%	0.40%
Nonperforming assets as a percentage of total assets	0.96%	0.36%
Year-to-date net charge-offs	$746	$113
Year-to-date net charge-offs as a percentage of average loans, annualized	0.43%	0.06%

SHARE AND PER SHARE DATA
Basic earnings per share for the quarter	$0.14	$0.23
Diluted earnings per share for the quarter	$0.14	$0.23
Quarterly weighted average shares outstanding	4,822	4,984
Quarterly weighted average diluted shares outstanding	4,849	5,029
Basic earnings per share, year-to-date	$0.26	$0.42
Diluted earnings per share, year-to-date	$0.26	$0.41
Year-to-date weighted average shares outstanding	4,841	4,998
Year-to-date weighted average diluted shares outstanding	4,868	5,050
Book value per share	$7.63	$7.33
Cash dividends paid per share, year-to-date	$0.16	$0.15
Total shares outstanding	4,820	4,962

QUARTERLY KEY FINANCIAL RATIOS
Annualized return on average equity	7.5%	12.4%
Annualized return on average assets	0.63%	0.97%
Net interest margin	5.15%	5.14%
Efficiency ratio	76.4%	70.6%

YEAR-TO-DATE KEY FINANCIAL RATIOS
Annualized return on average equity	6.9%	11.5%
Annualized return on average assets	0.57%	0.90%
Net interest margin	5.05%	5.19%
Efficiency ratio	77.3%	72.4%
Loan to Deposit Ratio	95.1%	89.4%